Exhibit 99.(a)(1)(S)

Discounted Option Amendment Program April 2007

Meeting Objectives Explain the tax law affecting certain stock options Explain your choices & participation requirements to help avoid adverse tax consequences Answer general questions about the presentation

Tax Law Change: §409A §409A is a tax rule that imposes adverse tax consequences on certain forms of “deferred compensation” Rule applies to options considered “discounted,” i.e. granted at less than fair market value on the appropriate accounting measurement date. Certain of our stock options are considered to be discounted. Such options are subject to adverse taxation under §409A.

Option taxation prior to §409A Nonqualified stock options (discounted or not) were taxed as follows: No tax event at grant or vesting Income tax at exercise Assume option grant price = $19 Employee exercises when stock price = $25 Income tax at exercise on the spread ($25-$19) Spread at exercise reported on Form W-2

Tax Law Change: §409A What are the consequences of application of §409A to discounted Synopsys options? Potential income tax at vesting dates even if employee doesn’t exercise the option 20% additional FEDERAL tax 20% additional CALIFORNIA tax (if applicable) Potential Interest penalties Taxes based on full spread value of the option, not the discount Consequences reported each year between vesting and exercise on Form W-2

Which options are affected? Options granted at a discount (dates shown on the next slide), AND Which vest or after 1/01/05 Options vesting prior to 1/1/05 are “grandfathered” and not subject to §409A

Affected Grants GRANT DATES OF DISCOUNTED OPTIONS January 8, 2001 April 11, 2002 September 15, 2003 September 15, 2004 February 12, 2001 May 21, 2002 October 13, 2003 October 15, 2004 March 28, 2001 June 11, 2002 October 23, 2003 November 15, 2004 April 9 , 2001 July 11, 2002 November 18, 2003 December 10, 2004 May 23, 2001 August 21, 2002 December 9, 2003 January 13, 2005 July 11, 2001 September 19, 2002 January 14, 2004 March 11, 2005 August 23, 2001 February 18, 2003 April 16, 2004 May 16, 2005 November 19, 2001 March 11, 2003 May 17, 2004 July 11, 2005 December 13, 2001 April 15, 2003 July 16, 2004 August 17, 2005 February 21, 2002 May 19, 2003 August 19, 2004 October 10, 2005

How did I get discounted options? Old option grant process used through end of 2005 Company granted options monthly during a “grant week” Exercise price used was lowest closing price during the grant week Old process created discount of the difference between SNPS fair market value on the accounting measurement date (generally Friday, when the lowest price of the grant week was known), and the lowest closing price of the grant week Old process was NOT used for executive officers

Example (discounted option) Assume an option for 500 shares granted on December 13, 2001 vesting (100 shares per year) Exercise price = $19, but fair market value on appropriate accounting measurement date (Friday, Dec 14, 2001) = $20 Vesting: 300 shares vested as of 12/31/04 200 shares vested in 2005 and 2006 200 shares subject to §409A were granted at less than fair market value on the date of grant, vested on or after 1/1/05, and none have been exercised or cancelled to date

Example (discounted CA option) Assume that SNPS stock price is $25 W-2 Income = $1,200 (200 shares x $6 ($25 FMV - $19 exercise price)) Amount Tax Gross gain $1,200 Fed Ordinary Income Tax $ 420 (35)% CA Ordinary Income Tax $ 112 (9.3)% Social Security & Medicare Tax $ 92 (7.65)% Total tax $ 624 (51.95)% Normal Stock Gain $ 576 409A Tax (Fed + CA) $ 480* (40)% Total tax after 409A Tax $1,104 (91.95)% Net Gain after 409A tax $ 96 *Excludes interest and penalty charge on 409A tax

SNPS Solution: Tender Offer Amend unexercised option to increase option exercise price to remove the discount New option price will equal the fair market value on the appropriate accounting measurement date (generally the Friday of the grant week) All other terms will remain the same (including the number of shares, vesting schedule and expiration date). Important note: only the portion of any option that vested on and after 01/01/2005 and that remain unexercised when tender offer closes will receive a new exercise price (“Eligible Portion”)

Hypothetical Example (amended option) Unexercised option for 500 shares granted on December 13, 2001 vesting over five years Option price = $19, but fair market value on appropriate accounting measurement date (Friday, December 14, 2001) = $20 Vesting: 300 shares vested at 12/31/04 200 shares vested in 2005 and 2006 Option Amendment Employee still has 500 options 300 options vesting before 1/1/05 retain original $19 exercise price 200 options vesting on or after 1/1/05 have an exercise price of $20

Example (amended CA option) Assume that SNPS stock price on exercise is $25 W-2 Income = $1,000 (200 shares x $5 ($25 FMV - $20 exercise price)) Amount Tax Gross gain $1,000 Fed Ordinary Income Tax $ 350 (35)% CA Ordinary Income Tax $ 93 (9.3)% Social Security and Medicare Tax $ 77 (7.65)% Total tax $ 520 (51.95)% Normal Stock Gain $ 480 409A Tax (Fed + CA) $ 0 Total tax $ 520 (51.95)% Net Gain $ 480

Requirements for Participation Must be an employee as of close of tender offer The entire Eligible Portion of all Eligible Options must be tendered for amendment Eligible Portions of Eligible Options exercised before the end of the tender offer are NOT eligible for amendment In the example above, the 200 share portion vesting after 12/31/04 (assuming unexercised at close of tender offer)

What if I do nothing? Tax Impact: Federal income taxation prior to exercise 20% additional federal tax Potential federal interest and penalties Parallel California state income tax, interest and penalties (if applicable) Tax due may increase each year until exercise or expiration of the discounted options. SNPS will report option to taxing authorities as being subject to 409A (and California equivalent, if applicable) AND make required withholdings as options vest This solution is a one-time offer to help avoid adverse tax consequences.

How do I participate? Tender Offer Began: March 23, 2007 Tender Offer Expected to Expire: May 3, 2007 All elections MUST be received by 11:59 PM (Pacific Time) on May 3, 2007 Late submissions will not be accepted Only way to “tender” and accept the offer: Make your election through the Mellon website (instructions for access were emailed to you on March 23, 2007 from optionsamendment@synopsys.com. Participation is voluntary, but if you fail to make an election, you are treated as having rejected the tender offer

Tender Offer Documents & Personalized Election Form Mellon website contains links to SynopsysWorld article and SEC filing SEC filing contains important information that you should review

What if I still have questions? Questions on this presentation, the tender offer materials or your personalized Election Form on the Mellon website Mellon 866-210-7111 (calls placed within the United States) 1-201-680-6811 (calls placed from international locations) Monday through Friday 9:00 a.m. to 7:00 p.m. Eastern Time

Tax Advice Taxation of stock option transactions can be very complicated. Synopsys policy prohibits any employees from providing personal income tax advice to any other employee. This presentation is general and you should consult with your personal tax advisor for advice relevant to your specific situation.

Circular 230 Disclaimer Notice Any tax advice included in this presentation was not intended or written to be used, and it cannot used by the taxpayer, for the purpose of avoiding any penalties that may be imposed by any governmental taxing authority or agency; This tax advice was written to support the promotion of the matter addressed by the presentation; The taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.